                                    Exhibit 1



To the Holders of:
TIERS PRINCIPAL - PROTECTED ASSET BACKED CERTIFICATES TRUST SERIES NASDAQ
2000-15

*CUSIP:            G88649101

U.S. Bank National Association, Cayman Islands Branch, as Trustee (the "Trustee") for the TIERS Principal - Protected Asset Backed Certificates Trust Series Nasdaq 2000-15 (the "Trust"), hereby gives notice with respect to the Final Scheduled Distribution Date of December 22, 2003 (the "Distribution Date") as follows:

1. The amount of the distribution (the "Final Distribution") payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest, expressed as a dollar amount per $1,000 Certificate, is as set forth below:


                     Premium on
                    Sale of Term                   Supplemental        Total
Principal              Assets        Interest      Distribution     Distribution

$ 1,000.000000      $0.546875       $   0.000000     $0.000000     $ 1,000.546875

2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.000000.

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. All of the Term Assets were sold for settlement on the Final Scheduled Distribution Date. Following such settlements, no Term Assets are held for this Trust.

5. Following the Final Distribution, 0 Certificates representing $0 aggregate Certificate Principal Balance are outstanding.

6. Following the Final Distribution, the Notional Amount of the ISDA Master Agreement, the Schedule thereto and the Confirmation thereto (together the "Swap") dated December 21, 2000 between Citigroup Global Markets Holdings Inc. (formerly Salomon Smith Barney Holdings Inc.) and the Trustee is $0. Payments to the Trust under the Swap were guaranteed pursuant to terms of a financial guaranty insurance policy issued by AMBAC Assurance Corporation (the "Policy"). The Policy will terminate according to its terms.

U.S. Bank Trust National Association, Cayman
Islands Branch, as Trustee


*The Trustee shall not be held responsible for the selection or use of the CUSIP number nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.

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